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                                                                    EXHIBIT 23.2


             INDEPENDENT ACCOUNTANTS CONSENT AND REPORT ON SCHEDULE


The Board of Directors
Breakaway Solutions, Inc.:


    The audits referred to in our report dated February 4, 2000, except for paragraph five of note 6, which is as of March 7, 2000, included the related consolidated financial statement schedule as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999, included in the registration statement. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits. In our opinion such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



    We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.


                                          /s/ KPMG LLP


Boston, Massachusetts
March 8, 2000